UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (date of earliest event reported): October 10, 2018

TECHCARE CORP.

(Exact Name of Registrant as Specified in its Charter)

Commission File No.: 000-55680

Delaware	68-0080601
(State of Incorporation)	(I.R.S. Employer Identification No.)

1140 Avenue of the Americas, New York, NY	10036
(Address of Registrant’s Office)	(ZIP Code)

Registrant’s Telephone Number, including area code: (646) 380-6645

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 9, 2018, TechCare Corp. (the “Registrant”) has appointed Mr. Nir Shemesh as the new chief financial officer of the Registrant and its wholly-owned Israeli subsidiary, Novomic Ltd. (“Novomic”), replacing Tzahi Geld, who had served as chief financial officer of the Registrant and of Novomic since July 2017.

Nir Shemesh (33), served as a consolidation and financial reporting manager at a private hi-tech company from 2015 to 2018. From 2011 to 2015, Mr. Shemesh served in several positions at Somekh Haikin, a member firm of KPMG, the last being a senior consultant in the risk management and internal audit department. Mr. Shemesh also serves as a lecturer and teaching assistant at the College of Management Academic Studies in Rishon Lezion, Israel. Mr. Shemesh holds a B.A in accounting and risk management and an M.B.A in accounting financing from the College of Management Academic Studies in Rishon Lezion, Israel, and is a certified public accountant in Israel.

There are no family relationships between Mr. Shemesh and any director or executive officer of the Registrant or its subsidiaries.

Pursuant to his agreement, Mr. Shemesh will receive a monthly salary of NIS 25,000 (approximately $6,900). Mr. Shemesh will also be entitled to a company car and reimbursement of expenses. In addition, the Company will contribute certain amounts towards certain pension, severance, disability and tax-advantaged savings for Mr. Shemesh (including contributions to a manager’s insurance policy or pension fund, and a study fund). Mr. Shemesh may also be eligible for an annual bonus in an amount equal to up to NIS 35,000 (approximately $9,600), subject to achievement of the Registrant of operational profit of $1,000,000. Mr. Shemesh shall receive options to purchase common stock constituting 1% of the Registrants’ outstanding stock as of the date of the Agreement (the “Options”). The Options shall vest over a period of four years, subject to continued provision of services by Mr. Shemesh. The agreement contains, among other things, a confidentiality obligation, a covenant not to compete, and an assignment of inventions.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TechCare Corp.

	By:	/s/ Doron Biran
	Name:	Doron Biran
	Title:	Chief Executive Officer

Date: October 10, 2018